Exhibit 10.13

Tenant: ADS Alliance Data Systems, Inc.
Suite No.: 160

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease Agreement”) is entered into as of the 19th day of May, 2010 (“Effective Date”), between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation, with offices at 17655 Waterview Parkway, Dallas, TX 75252 (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1. PREMISES.

(a) Landlord leases to Tenant, and Tenant leases from Landlord, Suite No. 160, which the parties stipulate and agree is five thousand one hundred and ninety-eight (5,198) rentable square feet (“RSF”) shown on the space plan attached hereto as Exhibit “A” (“Premises”), located in the building and common areas (collectively, the “Building”) at One Righter Parkway, Wilmington, Delaware, which Building is comprised of 104,761 leasable square feet as of the Effective Date.

(b) (1) Subject to (b) (2), Landlord shall, at its sole expense, keeping the existing ceiling grid, ceiling tiles and lighting in place to the extent possible, repaint the Premises in colors of Tenant’s choice, shampoo/patch the carpeting as needed and otherwise perform any changes to the Premises as noted in the space plan attached hereto as Exhibit “A” provided that in the event Landlord is unable to reutilize the existing glass walls, same shall be replaced with standard hard walls, all of the foregoing utilizing building standard materials and finishes where not specified otherwise (collectively, the “Landlord’s Work”). Landlord may complete the Landlord’s Work after the Lease Commencement Date (and shall do so outside of Building Hours to the extent commercially reasonable and in any event in a manner that does not unreasonably obstruct Tenant from using the Premises for ordinary office purposes), but in no event more than one hundred twenty (120) days after the Lease Commencement Date, which deadline (the “Landlord Work Deadline”) shall be extended as necessary due to any Force Majeure (as hereinafter defined) or Tenant Delay (as hereinafter defined). “Tenant Delay” means any delays as a result of Tenant’s requests to modify Landlord’s Work under subsection (2) below and/or Tenant’s failure to cooperate reasonably with Landlord’s reasonable efforts to complete the Landlord’s Work. If any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unseasonably withheld or delayed. In the event such revisions or supplements to Landlord’s Work impact completion of Landlord’s Work by the Landlord Work Deadline and/or obstruct Tenant from using the Premises for ordinary office purposes, the Fixed Rent Grace Period shall be appropriately extended.

(2) Tenant shall be solely responsible for net increases in the cost of Landlord’s Work (including without limitation Landlord’s construction management fee) to the extent caused by: (x) Tenant’s requests to modify Landlord’s Work, including any change in the scope of the Landlord’s Work and/or any change from building standard materials or finishes, and/or (y) Tenant’s failure to cooperate in a reasonable manner with Landlord’s reasonable efforts to complete the Landlord’s Work. In the event of such liability, Tenant shall pay to Landlord the amounts owing within ten (10) days of delivery of an invoice and reasonable documentation of such net increases. Landlord’s Work constitutes an Alteration under Article 8.

2. TERM; EARLY TERMINATION OR EXPIRATION; RENEWAL.

(a) Term. The “Term” of this Lease Agreement shall commence as of the Effective Date and continue through the end of the Lease Term, unless earlier terminated as provided for in this Lease Agreement.

(b) Kev Definitions.

(i) “Early Expiration Date”: the end of the sixty-third (63’“ full calendar month of the Initial Lease Term.

(ii) “Fixed Rent Grace Period”: The first three full calendar months of the Initial Lease Term.

(iii) “Initial Lease Term”: the time period that commences on the Lease Commencement Date and continues through the end of the one hundred twenty-third (123’“ full calendar month after Lease Commencement Date, unless earlier terminated as provided for in this Lease Agreement.

(iv) “Lease Commencement Date”: the date determined per (c) below.

(v) “Lease Term”: the time period that commences on the Lease Commencement Date and continues through the end of the Early Expiration Date, the Initial Lease Term, or the Renewal Lease Term, as applicable, unless earlier terminated as provided for in this Lease Agreement.

(vi) “Renewal Lease Term”: the time period that commences at the and of the Initial Lease Term and continues through the end of the one hundred ninety-third (193rd) full calendar month after the Lease Commencement Date, unless earlier terminated as provided for in this Lease Agreement.

(c) Lease Commencement Date.

(i) Except as otherwise provided in this subsection (c), the Lease Commencement Date shall be no later than thirty-five (35) days after notice from Tenant to Landlord of Tenant’s receipt of necessary regulatory approvals for its affiliate bank to be headquartered in the State of Delaware, provided such regulatory approvals are received by July 1, 2010, meaning July 31, 2010 is the “Benchmark Lease Commencement Deadline”). If such approvals are not received by July 1, 2010, the following shall apply. Unless the Benchmark Lease Commencement Deadline is adjusted (such adjusted date being referred to as the “Adjusted Lease Commencement Date”), this Lease Agreement shall terminate at 11:59 p.m. on July 31, 2010. However, Tenant will have the unilateral right to declare August 31, 2010 the Adjusted Lease Commencement Deadline by paying to Landlord the amount of $             on or before July 31,2010. If the Lease Term has not commenced by August 31, 2010, each of Landlord and Tenant will have the right to extend the Adjusted Lease Commencement Deadline in one month intervals, which can be exercised on a month-to-month basis, for each month thereafter, and which will include Tenant’s obligation to pay to Landlord $             /month that the Lease Term has not commenced. Except as would apply to the month of August 2010, either Landlord or Tenant can terminate the month-to-month extension rights upon 30-days notice. In any event, if the Least Term has not commenced by 11:59 p.m. on the date of the Benchmark (or Adjusted) Lease Commencement Deadline, this Lease Agreement shall immediately terminate.

(ii) In the event that Tenant receives notice that the above referenced regulatory approvals cannot be obtained, it shall notify Landlord within 5-Business days thereafter of Tenant’s election to either (i) commence the Lease Term notwithstanding such notice, or (ii) immediately terminate this Lease Agreement.

(iii) The Lease Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term (“COLT”) in the form attached hereto as Exhibit “B”. If Tenant fails to execute or object to the COLT within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted by Tenant.

(d) Early Expiration Date. Subject to each and every one of the following contingencies, Tenant shall have the option to have the Lease Term end as of the Early Expiration Date instead of the end of the Initial Lease Term.

(i) This Lease Agreement is in full force and effect.

(ii) Tenant, at the time of exercise of this option and of the Early Expiration Date (1) is not in default with respect to any terms, covenants or conditions of this Lease Agreement, and (2) has not sublet the Premises (or any party thereof) or assigned this Lease Agreement. By way of clarification, the parties agree that use of the Premises by Tenant’s affiliate bank does not constitute an assignment, subletting, or default.

(iii) By the end of the fifty-first (51st) month of the Initial Lease Term (“Early Expiration Notice Deadline”), Tenant has (1) provided Landlord written notice of Tenant’s decision to have the Lease Term end on the Early Expiration Date time being of the essence, and (2) Tenant has paid to Landlord the Early Expiration Payment. “Early Expiration Payment” means an amount equal to the sum of (A) the unamortized portion of (i) the costs of performing Landlord’s Work; (ii) the three (3) months free Fixed Rent provided at the commencement of the Term; and (iii) the brokerage commission paid to the Broker; plus (B) an amount equal to two (2) months of then Fixed Rent and Additional Rent. Note: The amortization referenced in (A) shall be based on an eight (8%) percent annual interest factor and calculated over the 120 Lease Months comprised of Lease Months 4-123.

(iv) Tenant pays all other sums subsequently due under this Lease Agreement though the Early Expiration Date.

In addition, in the event Tenant gives notice as referenced in (i) above, Tenant’s rights under subsection (e) below (regarding renewal) and under Article 28 (regarding expansion) shall be deemed automatically null and void and of no further force and effect as of the date of giving such notice. However, if despite Tenant’s having given such notice this Lease Agreement does not expire on the Early Expiration Date, such rights shall again be in force and effect as of the date that Tenant’s right to end this Lease Agreement on the Early Expiration Date is waived or forfeited.

(e) Renewal Lease Term. Subject to each and every one of the following contingencies, Tenant shall have the option to have the Lease Term end as of the end of the Renewal Lease Term instead of the Initial Lease Term:

(i) This Lease Agreement is in full force and effect and Tenant is fully occupying the Premises,

(ii) Tenant, at the time of exercise of this option and as of the end of the Initial Lease Term (i) is not in default with respect to any terms, covenants or conditions of this Lease Agreement, (ii) has cured any past defaults; and (iii) any such cured defaults did not include more than two (2) in which the monetary damages related thereto exceeded $                    .

(iii) Tenant shall have furnished written notice of its intent to renew to Landlord no later than the end of the one hundred eleventh (111th) calendar month of the Initial Lease Term, time being of the essence.

During the Renewal Term, the terms of this Lease Agreement shall remain unchanged except that the annual Fixed Rent during the Renewal Term shall be Fair Market Rent (as such term is hereinafter defined). By way of clarification (and not limitation), all factors regarding Additional Rent shall remain unchanged, and no Tenant Allowance shall be included in the absence of further written agreement by the parties. Furthermore, it shall be a condition of the Renewal Term that Landlord and Tenant shall have executed, not less than nine (9) months prior to the expiration of the Initial Lease Term, an appropriate amendment to this Lease Agreement, in form and content satisfactory to each of them, memorializing the extension of the Lease Term through the end of the Renewal Term. Each party, and any appraiser retained by either or both of them to participate in determining Fair Market Value, shall work expeditiously to determine Fair Market Value in time to meet the time frame describe in the preceding sentence. Furthermore, each pasty must act in a commercially reasonable manner when exercising its discretion as to the satisfactory form and content of the amendment, and not in a manner the conflicts with the clear intent herein to facilitate a smooth renewal.

(f) Fair Market Value.

(i) For purposes of this Lease Agreement, “Fair Market Rent” shall mean the base rent, for comparable space. In determining the Fair Market Rent, Landlord, Tenant and any appraiser(s) shall take into account: (i) applicable measurements, loss factors (rentable square footage less usable square footage), lengths of lease term, and differences in size of the space demised, (ii) location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or “stop amounts” for operating expenses and tax escalations, and (iii) other factors normally taken into account in determining Fair Market Rent.

(ii) The Fair Market Rent shall also reflect the level of improvement and or to be made by Landlord to the Premises and the Recognized Expenses and Taxes (both of which are defined below) under this Lease Agreement. If Landlord and Tenant cannot agree on what the Fair Market Rent should be, the Fair Market Rent shall be established by the following procedure:

(1) Tenant and Landlord (or if they are unable to agree, than their respective appraisers) shall agree on a single MA1 certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the greater Wilmington/New Castle County, DE market in which the Premises are located (not to include any properties outside of the State of Delaware).

(2) each party shall notify the other (but not the appraiser), of the notifying party’s determination of what Fair Market Rent should be and the reasons therefor,

(3) by the seventh (7th ) business day following delivery of the notification referenced in (2) above, each party shall prepare a written critique of the other’s determination and shall .deliver the critique to the other party,

(4) by the tenth (10th) day following the deadline in (3) above, each party shall deliver to the appraiser the original determination and critique (with not modifications in either case) that it delivered to the other party per (2) and (3), respectively.

(5) The appraiser shall decide which is more correct between Landlord’s and Tenant’s determinations of what Fair Market Rent should be. The appraiser’s selection shall constitute the Fair Market Rent. By way of clarification, the appraiser shall not be empowered to choose any figure other than either the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the non-prevailing party.

3. RENT; FIXED RENT; SECURITY DEPOSIT.

(a) Rent. “Rent” shall be comprised of (i) Fixed Rent and Fixed Rent Penalty (if applicable) and (ii) additional Rent (defined in Article 4). Notwithstanding anything to the contrary set forth elsewhere in this Lease Agreement, Rent cannot increase more than $0.50 per R.S.F. from any one Calendar Lease Year to the next.

(b) Fixed Rent. Commencing on the first (1st) day of the fourth full calendar month of the Initial Lease Term and each month thereafter during the Term, Tenant shall pay to Landlord without notice or demand, and without set-off, deduction or counterclaim, the monthly installment of annual “Fixed Rent” as set forth in the table below by (i) check payable to Landlord sent to Brandywine Realty Trust, P.O. Box 1195 1, Newark, NJ 07101-4951; (ii) by auto debit of Tenant’s bank account from time to time, provided Tenant has completed and submitted to Landlord the request/authorization attached hereto as Exhibit “E”, or (iii) wire transfer of immediately available funds to the following account at Wachovia Bank National Bank: Account No.                      with ABA Routing No.                     . In any event, payments shall be confirmed by Landlord’s accounting department upon written request by Tenant. All payments must include the following information: Building #621 and Lease # <t/b/d>. The Lease # will be provided to Tenant in the Confirmation of Lease Term.

Lease Period	Fixed Rent per R.S.F.	Monthly Installments	Annual Fixed Rent
Months 1-3
Months 4-15
Months 16-27
Months 28-39
Months 40-51
Months 52-63
Months 64-75
Months 76-87
Months 88-99
Months 100-111
Months 112-123

(c) . If any amount of Fixed Rent from Tenant is not paid to Landlord within three (3) days of the due date, Tenant shall also pay a late fee of ten percent (10%) of the Fixed Rent then due (such additional amount being referred to herein as “Fixed Rent Penalty”). Tenant’s cure under Article 17 shall not act as a waiver of its liability for the Fixed Rent Penalty.

(d) Security Deposit. Tenant shall not be required to pay a security deposit, except if and as expressly provided in this subsection (d). If Tenant shall be required to pay a security deposit (the “Security Deposit”) as provided below, same shall be held as security for the prompt and complete performance by Tenant of every provision of this Lease. No interest shall be paid to Tenant on the Security Deposit. If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Security deposit for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant’s default. The use of the Security Deposit by Landlord shall not prevent Landlord from exercising any other remedy provided by this Lease or by law and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord, Tenant agrees, within five (5) days after the written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount. In addition to the foregoing, if Tenant defaults (irrespective of the fact that Tenant cured such default) more than once in its performance of a monetary obligation and such monetary defaults aggregate in excess of $             under this Lease, Landlord may require Tenant to pay a Security Deposit in an amount equal to twice the Fixed Rent then paid monthly. If Tenant shall fully comply with all of the provisions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within a reasonable time after the later of the expiration of the Term or Tenant’s surrender of the Premises as required hereunder. Upon the return of the Security Deposit to the original Tenant hereunder, or the remaining balance thereof, Landlord shall be completely relieved of liability with respect to the Security Deposit. In the event of a transfer of the Building, Landlord shall have the right to transfer the Security Deposit and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Upon the assumption of such Security Deposit by the transferee, Tenant agrees to look solely to the new landlord for the return of said Security Deposit.

4. ADDITIONAL RENT.

(a) Definitions.

(i) “Additional Rent” shall be comprised of (i) Recognized Expense and (ii) charges related to electrical costs (as described in Article 5).

(ii) “Tenant’s Share” means (i) as of the Effective Date, 4.96% (calculated as 5,198 (square footage of the Premises) divided by 104,761, square footage of the leasable space in the Building; and (ii) thereafter, the figure (expressed as a percentage) determined by dividing the square footage of the Premises by the square footage of the leasable space in the Building.

(b) Recognized Expenses.

(i) Commencing on the Commencement Date, and on the first (1st) day of each Lease Month thereafter during the Term, Tenant shall pay to Landlord without notice or demand Tenant’s Share of the “Recognized Expenses”, without deduction, counterclaim or setoff, as set forth herein.

(ii) “Recognized Expenses” are (i) all reasonable operating costs and expenses related to the maintenance, operation and repair of the Building incurred by Landlord, including but not limited to management fees (but management fees may not exceed three percent (3%) of Rent in any given Calendar Lease Year; (ii) common area (versus Premises) electric; (iii) capital expenditures and capital repairs and replacements solely to the extent of the amortized costs of same over the useful life of the improvement in accordance with generally accepted accounting principles, such useful life not to exceed five (5) years; (iv) general and administrative overhead which are not in excess of the Overhead Cap (defined as $.55 per square foot in the calendar year 2010, which Overhead Cap shall be increased by four (4%) percent per calendar year thereafter), (v) all insurance premiums payable by Landlord for insurance with respect to the Building, and (vi) Taxes payable on the Building.

(iii) Prior to the end of the first calendar year (2010) of the Lease Term and thereafter for each successive calendar year, or part thereof, Landlord shall send to Tenant a statement of projected Recognized Expenses and shall indicate what Tenant’s Share of Recognized Expenses shall be. As soon as administratively available, Landlord shall send to Tenant a statement of the actual Recognized Expenses for the prior calendar year showing the amount underpaid or overpaid by Tenant. In each case the statement shall be in a form substantially similar to that of the attached Exhibit “G”.

(iv) In the case of underpayment, Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt. In the case of overpayment, Landlord shall issue a credit to Tenant in an amount equal to the over payment, which credited amount Tenant may apply to future payments of Recognized Expenses until Tenant has been fully credited for the over payment. If the credit due to Tenant is more than the aggregate total of future Recognized Expenses payments, Landlord shall pay to Tenant the difference between the credit and such aggregate total.

(v) Tenant shall have the right, at its sole cost and expense, within ninety (90) days from receipt of Landlord’s statement of Recognized Expenses to audit or have its appointed accountant audit Landlord’s records related to Recognized Expenses provided that any such audit may not occur more frequently than once each calendar year (per statement) nor apply to any calendar year prior to the one for which the subject statement was prepared. In the event Tenant’s audit discloses any claimed discrepancy, Landlord and Tenant shall use their best efforts to resolve the dispute and make an appropriate adjustment. Failing same, they shall submit any such dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association in Wilmington, Delaware. The decision rendered in such arbitration shall be final, binding and non-appealable. The expenses of arbitration, other than individual legal and accounting expenses which shall be the respective parties’ responsibility, shall be divided equally between the parties. In the event, by agreement or as a result of an arbitration decision, it is determined that the actual Recognized Expenses were less than those claimed by the Landlord by ten (10%) percent or more, the actual, reasonable hourly costs to Tenant of Tenant’s audit (including legal and accounting costs) shall be reimbursed by Landlord. In the event Tenant utilizes a contingent fee auditor and Landlord is responsible for the payment of such auditor, Landlord shall only pay the reasonable hourly fee of such auditor. In the event, by agreement or as a result of an arbitration decision, it is determined that the actual Recognized Expenses and Taxes were not less than those claimed by the Landlord by ten (10%) percent or more, then the actual, reasonable hourly costs of Landlord’s staff in connection with Tenant’s audit (including legal and accounting costs) shall be reimbursed by Tenant.

5. ELECTRICITY CHARGES.

(a) Commencing on the Commencement Date, and on the first (1st) day of each month thereafter during the Term, Tenant shall pay to Landlord without notice or demand Tenant’s Share of the electrical costs described in this Article 5, without deduction, counterclaim or setoff, as set forth herein, and without mark-up by Landlord (i.e. at the rate charged by the applicable utility provider).

(b) The methods, rights, and liabilities set forth in Article 4(b)(iii) and 4(b)(v) with respect to Recognized Expenses shall likewise be applicable to electricity costs. By way of clarification, Landlord need not provide statements of electrical costs (estimated or actual) at the same time as it provides statements related to Recognized Expenses. By way of further clarification, any audit by Tenant under Article 4 (b)(v) above shall include review of electrical costs. In other words, Tenant shall not have the right to conduct more than one audit per calendar year. In the event of overpayment, Landlord shall pay to Tenant an amount equal to the over charge within thirty (30) days of determining same. In the event of underpayment, Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt of the invoice.

(c) Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the gross negligence or willful misconduct of Landlord or its agents. Landlord shall have the right to change the electric and other utility provider to the Building at any time. As long as Tenant is not in default under any covenants of this Lease Agreement, Landlord, during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and on Saturdays from 8:00 A.M. to l:00 P.M. (“Working Hours”), excluding legal holidays, shall furnish the Premises with heat and air-conditioning in the respective seasons, and provide the Premises with electricity for lighting and usual office equipment. At any hours other than the aforementioned, such services will be provided at Tenant’s expense at the then standard rate, which is currently $20.00 per hour per vertical zone. Notwithstanding anything herein to the contrary, if Landlord reasonably determines that Tenant’s use of electricity is excessive, Tenant agrees to pay for the installation of a separate electric meter to measure electrical usage in excess of normal office use and to pay Landlord for all such excess electricity registered in such submeter in calculating the electricity charges as hereinbefore described, if for thirty (30) or more days during the preceding Calendar Lease Year less than ninety-five (95%) percent of the rentable area of the Building shall have been occupied by tenants, then the electricity charges attributable to the Building shall be deemed for such Calendar Lease Year to be amounts equal to the electricity charges which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five (95%) percent throughout such year, as reasonably determined by Landlord. Furthermore, if Landlord shall not furnish electricity to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing electricity charges, an equitable adjustment shall be made so that the electricity charges shall be shared only by tenants actually receiving the benefits thereof. Provided, however, that if Tenant’s actual meter-specific use of electricity does not exceed its pro rated share by more than 10%, then Landlord shall be responsible for all costs and expenses of the installation, use (and if Landlord removes same, the removal), of the meter.

6. SIGNS; USE OF PREMISES AND COMMON AREAS. Landlord shall provide the original Tenant hereinabove named with standard identification signage on the Building lobby directory and at the entrance to the Premises. No other signs shall be placed, erected or maintained by Tenant at any place upon the Premises, Building. Tenant’s use of the Premises shall be limited to general office use and storage incidental thereto, which includes but is not limited to those related to servicing a non-depository banking operation (i.e., no walk-in customers making deposits, etc.) (“Permitted Use”). The Permitted Use shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building. Tenant shall not install in or for the Premises, any equipment which requires more electric current than is typical for the Permitted Use. Tenant shall have the right, non-exclusive and in common with other tenants, to use (i) the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building, (ii) the internal common area, including elevators, and (iii) the designated parking areas of the Building for the parking of vehicles of Tenant and its employees and business visitors; provided Landlord shall have the right in its sole discretion and from time to time, to construct, maintain, operate, repair, close, limit, tale out of service, alter, change and modify all or any part of the common areas of the Building, including without limitation to reasonably restrict or limit Tenant’s utilization of the parking areas in the event the same become overburdened and in such case to equitably allocate on proportionate basis or assign parking spaces among Tenant and the other tenants of the Building. Provided, however, that in any case such alternative accommodations from those as exist as of the execution of this Lease Agreement shall be reasonable in all respect with regard to distance from the Building and in all other relevant considerations.

7. ENVIRONMENTAL MATTERS. Tenant shall not generate, manufacture, refine, transport, treat, store, handle, dispose, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises or Building, any hazardous substance or hazardous waste in violation of applicable law.

8. TENANT’S ALTERATIONS. Tenant will not cut or drill into or secure (not to include normal and customary picture hanging and similar first class office decorations) any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld. Notwithstanding anything in this Lease Agreement to the contrary, all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling) installed by or for Tenant, its assignees or sublessees shall be removed by Tenant at the termination of this Lease Agreement.

9. ASSIGNMENT AND SUBLETTING. Tenant shall not, without the prior written consent of Landlord (which shall not be unreasonably withheld or delayed), assign this Lease Agreement or any interest herein or sublet the Premises or any part thereof. Any of the foregoing acts without such consent shall be void. If at any time during the Term Tenant desires to assign this Lease Agreement or sublet all or any part of the Premises, Tenant shall give notice (and any valid notice must be in writing) to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area (recognizing that the one attached as Exhibit “A” meets such criteria), and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms no later than prior to the scheduled expiration of this Lease Agreement, and immediately upon the sooner termination hereof). Landlord may, at its option, exercisable by written notice given to Tenant within forty-five (45) days next following Landlord’s receipt of Tenant’s notice, elect to recapture the Premises if Tenant is proposing to sublet or terminate this Lease Agreement in the event of an assignment. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder for the remainder of the then current Lease Term. Landlord shall be entitled to a one-time $250.00 fee for consenting to any sublet or assignment. Provided, however, that at no time shall the use of the Premises by Tenant’s bank affiliates be considered an assignment or subletting (including but not limited to as that described in this Article 9).

10. OFAC REPRESENTATION. Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (or those of any of its banking affiliates) (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224,66 Fed. Reg. 49079 (Sept. 25,2001) (“Order”) and all applicable provisions of Title I11 of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Pub1.L. No. 101-5 13; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. 531 1 et seq.). Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant. The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under this Lease Agreement without cure unless otherwise consented to by Landlord in writing,

11. LANDLORD’S RIGHT OF ENTRY. Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (or any time without notice in the case of an emergency). Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, that in each case such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises. Furthermore, Landlord shall provide Tenant upon written request with an updated written list of those (e.g., but not by limitation, cleaning contractors) having access to the Premises and, to the extent reasonably practical, prior written notice (or prior oral notice if written is not practical) of the timing, duration, and purpose of entry by those not regularly or typically gaining entry and the identification of such person or entity. Landlord agrees to reasonably cooperate with Tenant in connection with Tenant’s security related compliance measures required by federal or state banking laws and regulations applicable to Tenant’s banking affiliate operating in the Premises.

12. REPAIRS AND MAINTENANCE. Tenant, at its sole cost and expense, shall keep and maintain the Premises in good order and condition, free of rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant’s desire to have Landlord make such repairs. If requested by Tenant, Landlord shall make such repairs to the Premises within a reasonable time of notice to Landlord and shall charge Tenant for such services at Landlord’s standard rate (such rate to be competitive with the market rate for such services). When used in this Article 12, the term “repairs” shall include replacements and renewals when necessary. All repairs made by Tenant or Landlord shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises. Landlord shall provide the janitorial services for the Premises set forth on Exhibit “C”. Landlord (not Tenant) shall be responsible for the maintenance (including repair and replacement) of the structural components of the Premises (such as support beams and walls, subflooring, roof, etc.).

13. INSURANCE; SUBROGATION RIGHTS. Tenant shall obtain and keep in force at all times during the term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $1,000,000.00 per occurrence and $2,000,000 aggregate, on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time require (such requests for increase not to exceed that which is reasonable given considerations to inflation and use of Premises as of the date this Lease Agreement is executed). Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property on the Premises, a policy of “special form” property insurance covering the full replacement value of such property. All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days’ prior notice to all insureds, and shall name Tenant as insured and Landlord and Brandywine Realty Trust as additional insureds, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any past of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the Term replacement certificates at least thirty (30) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease Agreement shall be issued by insurance companies authorized to do business in the State of Delaware with a financial rating of at least an A-VIII as rated in the most recent edition of Best’s Insurance Reports and in business for the past five (5) years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to maintain such insurance, Landlord may, but is not required to, procure and maintain the same, at Tenant’s expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) must be approved by Landlord in writing prior to issuance of such policy; Landlord agrees to accept a deductible of up to Two Million and 00/100 ($2,000,000.00) Dollars provided, and for so long as Tenant and any bank affiliate of Tenant operating in the Premises is a wholly-owned subsidiary of Alliance Data Systems Corp or of a wholly owned sub-subsidiary of a wholly owned subsidiary of Alliance Data Systems Corp. Tenant shall not self-insure without Landlord’s prior written consent (which shall not be unreasonably withheld or delayed, and Tenant’s net worth and/or ability to provide a guaranty by an affiliate with sufficient net worth (given the Rent obligations hereunder) shall be considered as part of any such analysis). Each pasty hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Brandywine Realty Trust and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder, except those based on Landlord’s breach (unless otherwise limited in this Lease Agreement). Each pasty agrees that it shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise against the other party.

14. INDEMNIFICATION

(a) Tenant shall defend, indemnify and hold harmless Landlord, Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or the Building contrary to the requirements of this Lease, and any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord or Brandywine Realty Trust shall be made a pasty to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, in which case Tenant shall defend, indemnify and hold harmless Landlord and Brandywine Realty Trust and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord and Brandywine Realty Trust in connection with such litigation, after notice to Tenant and Tenant’s refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.

(b) Landlord shall defend, indemnify and hold harmless Tenant and its respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from any activity, work or things done, permitted or suffered by Landlord in or about the Building contrary to the requirements of the Lease, any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease, and any negligence or willful act of Landlord or any of Landlord’s agents, contractors, employees or invitees. Without limiting the generality of the foregoing, Landlord’s obligations shall include any case in which Tenant shall be made a party to any litigation commenced by or against Landlord, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, then Landlord shall defend, indemnify and hold harmless Tenant and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Tenant in connection with such litigation, after notice to Landlord and Landlord’s refusal to defend such litigation, and upon notice from Tenant shall defend the same at Landlord’s expense by counsel satisfactory to Tenant.

15. FIRE (OR COMPARABLE) DAMAGE. If (i) the casualty damage is of a nature or extent that, in Landlord’s reasonable judgment, the repair and restoration work would require more than two hundred ten (.2 10.) .) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (ii) more than thirty (30%) percent of the total area of the Building is extensively damaged, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right, or (iv) insurance proceeds are unavailable or insufficient, either party shall have the right to terminate this Lease Agreement and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other within thirty (30) days of the date of casualty. Such notice is to specify a termination date no less than fifteen (15) days after its transmission. In the event of damage or destruction to the Premises or any part thereof as set forth in subsections (i), (ii) or (iii) above and neither party has terminated this Lease Agreement, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated for such time as the Premises is not capable of being used by Tenant for its Permitted Use.

16. SUBORDINATION; RIGHTS OF MORTGAGEE. This Lease Agreement shall be subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises and/or Building and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver within ten (10) days of demand such further instrument evidencing such subordination and attornment as shall be reasonably required by any mortgagee. If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease Agreement, Tenant shall give to the holder of any mortgage (collectively the “Mortgagee”) now or hereafter placed upon the Premises and/or Building, notice by overnight mail of any such default which Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee. If Landlord shall fail to cure such default, the Mortgagee shall have forty-five (45) additional days within which to cure such default.

17. CONDEMNATION. If in Landlord’s reasonable judgment a taking renders the Building unsuitable at Landlord’s option, this Lease Agreement shall, at either party’s option, terminate as of the date title to the condemned real estate vests in the condemning party, and the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder. If this Lease Agreement is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Tenn. Tenant shall have the right to make a claim against the condemning party for moving expenses and business dislocation damages.

18. ESTOPPEL CERTIFICATE. Each party agrees at any time and from time to time, within ten (10) days after the other party’s written request, to execute and deliver to the other party a written instrument in recordable form certifying all information reasonably requested.

19. TENANT’S DEFAULT.

(a) If: Tenant fails to pay any installment of Rent when due; provided, however, Landlord shall provide written notice of the failure to pay such Rent and Tenant shall have a three (3) business day grace period from its receipt of such Landlord’s notice within which to pay such Rent without creating a default hereunder. The late fee set forth in Article 3 hereof shall be due on the first day after such payment is due irrespective of the foregoing notice and grace period; Tenant “vacates” the Premises (other than in the case of a permitted subletting or assignment or due to fire or other damage or condemnation) or permits the same to be unoccupied for more than thirty (30) days; Tenant fails to bond over a construction or mechanics lien within ten (10) days of receipt of written demand; Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within ten (10) days after receipt of written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default; then, in any such event, an “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder.

(b) If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, including the right to terminate the Lease Agreement, the rights and remedies set forth herein, which may be exercised upon or at any time following the occurrence of an Event of Default. 1. Acceleration of Rent. By notice to Tenant, Landlord shall have the right to accelerate all Rent and all expense due hereunder and otherwise payable in installments over the remainder of the Term; and the amount of accelerated rent to the termination date, without further notice or demand for payment, shall be due and payable by Tenant within five (5) days after Landlord has so notified Tenant, such amount collected from Tenant shall be discounted to present value using the higher of an interest rate of six (6%) or the then prevailing prime rate percent per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease Agreement. 2. Landlord’s Damages. The damages which Landlord shall be entitled to recover from Tenant shall be the sum of (i) all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and (ii)(a) all reasonable costs and expenses incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant’s property, (ii)(b) the reasonable costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and (ii)(c) the costs of reletting commissions; and (iii) all Fixed Rent and Additional Rent otherwise payable by Tenant over the remainder of the Term as reduced to present value and all other actual damages relating to Tenant’s breach of this Lease Agreement: Less deducting from the total determined under subsections (i), (ii) and (iii) above, all rent which Landlord receives from other tenant(s) by reason of the leasing of the Premises during any period falling within the otherwise remainder of the Term, as well as any damages related to repairs, etc. that are irrelevant given alternations made for the new tenant. 3. Landlord’s Right to Cure. Without limiting the generality of the foregoing, if Tenant shall fail to perform any of its obligations hereunder, Landlord may, in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any suns paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest from the dates of Landlord’s incurring of costs or expenses at the Default Rate (as defined below). 4. Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest at the higher of a rate of six (6%) or the then prevailing prime rate (“Default Rate”). If another provision of this Lease expressly provides for the payment of interest, such specific provision shall prevail over this general provision. 5. No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Provided, however, that the class of individuals specifically exempted from liability under Article 25 (for Landlord) shall similarly apply to Tenant with regard to this Article 19. Except as specifically provided herein, in no event shall Landlord be entitled to consequential, indirect, punitive, or other form of special damages. See also Article 25 with regard to Landlord’s liability and default.

(c) SURRENDER. Tenant shall, at the expiration of the Lease Term, promptly quit and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, excepting only reasonable wear and tear and damage by fire or other insured casualty. Tenant shall have no right to hold over beyond the expiration of the Term and in the event Tenant shall fail to deliver possession of the Premises as herein provided, such occupancy shall not be construed to effect or constitute other than a tenancy at sufferance. During the first thirty (30) days of occupancy beyond the expiration of the Lease Term the amount of rent owed to Landlord by Tenant shall automatically become one hundred and fifty (150%) percent of the sum of the Rent as those suns are at that time calculated under the provisions of the Lease. If Tenant fails to surrender the space within such thirty (30) day period after the date of expiration of the Lease Term, the amount of rent owed to Landlord by Tenant shall automatically become two hundred (200%) percent of the sum of the Rent as those sums are at that time calculated under the provisions of the Lease for the remaining period of holdover by Tenant. The acceptance of rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorney’s fees, incurred by Landlord as a result of such holdover.

20. RULES AND REGULATIONS. At all times during the Term, Tenant, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit “D” attached hereto and made a part hereof, together with all reasonable rules and regulations as Landlord may from time to time promulgate provided they do not unreasonably increase the financial burdens of Tenant or take away any rights specifically provided to Tenant in this Lease Agreement. In the event of an inconsistency between the rules and regulations and this Lease Agreement, the provisions of this Lease Agreement shall control. Landlord shall not act in a discriminatory manner in connection with the enforcement of such rules and regulations.

21. GOVERNMENTAL REGULATIONS. Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant’s business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments. Landlord shall be responsible for compliance with Title I11 of the Americans with Disabilities Act of 1990, 42 U.S.C. 4 12181 et seq, and its regulations, (collectively, the “ADA”) (i) as to the design and construction of exterior and interior common areas (e.g. sidewalks and parking areas) and (ii) with respect to the initial design and construction by Landlord. Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease Agreement, and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following completion of the Landlord’s Work. By means of clarification, Landlord is responsible for conformance with all applicable law of the work described in Exhibit “A”.

22. NOTICES. Wherever a notice is required, notice shall be deemed to have been duly given if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service; (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid; (iv) facsimile with a copy mailed by first class U.S. mail or (v) e-mailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the following addresses;

Tenant:	ADS Alliance Data Systems, Inc.	ADS Alliance Data Systems, Inc.
	4590 East Broad Street 3	100 Easton Square Place
	Columbus, OH 43213	Columbus, OH 43219
	Attn: Oren Snell	Attn: Assistant General Counsel

Landlord:	Brandywine Operating Partnership, L.P.	Brandywine Realty Trust
	10000 Midlantic Drive, Suite 300W	555 East Lancaster Avenue, Suite 100
	Mount Laurel, NJ 08054	Radnor, PA 19087
	Attn: George D.Sowa,	Attn: Brad A. Molotsky,
	Executive Vice-president	Executive Vice President & General Counsel

Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused.

23. BROKERS. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than Newmark, Knight, Frank Smith Mack and Colliers Lanard & Axilbund for which any payment claim or obligation exists. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Article.

24. LANDLORD’S LIABILITY AND DEFAULT. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership or control of the Building; and, upon termination of that ownership or control, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. No individual (i.e. person) who is a trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord shall have any personal liability under any of the terms, conditions or covenants of this Lease Agreement and Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease Agreement by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise (except in the case of intentional negligence and/or tort, and fraud), all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

25. RELOCATION. Landlord, at its sole expense, on at least sixty (60) days’ prior written notice to Tenant, may require Tenant to move from the Premises to another suite of substantially comparable size and décor in the Building. In the event of any such relocation, Landlord shall pay all the expenses of preparing and decorating the new premises so that they will be substantially similar to the Premises and shall also pay the expenses of moving Tenant’s furniture and equipment to the new premises. Provided, however, it shall not be permissible for Landlord to exercise its rights hereunder unless/until Tenant’s bank affiliate(s) obtain any regulatory permissions related to such relocation.

        26. MISCELLANEOUS PROVISIONS. (a) Successors. The respective rights and obligations provided in this Lease Agreement shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 9 hereof; (b) Governing Law. This Lease Agreement shall be construed, governed and enforced in accordance with the substantive laws of the State of Delaware, without regard to principles relating to conflicts of law (of any state or federal law); (c) Entire Agreement. This Lease Agreement, including the Exhibits and any Riders hereto, supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease Agreement contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, the Term of this Lease Agreement can only be extended pursuant to the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the Term. No negotiations, correspondence by Landlord or offers to extend the Term shall be deemed an extension of the termination date for any period whatsoever; (d) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE AGREEMENT, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT, BUT SUBJECT TO THE TERMS HEREIN; (e) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease Agreement, at law or in equity; (f) Intentionally omitted. (g) Force Majeure. If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control (collectively, “Force Majeure”), Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease Agreement or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease Agreement, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease Agreement, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Similarly, Tenant’s obligation to occupy the Premises or to make any repairs or maintenance to Premises shall not constitute a default or breach to the extent proximately caused by an act of Force Majeure. (h) Financial Statements. Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgage or purchaser reasonably requested financial information (recognizing that the form of the financial information provided by Tenant prior to the execution of this Lease Agreement shall be deemed satisfactory in future performance of this obligation); (i) Authority. Each party represents and warrants that (A) it is duly organized, validly existing and legally authorized to do business in the State of Delaware, and (B) the person(s) executing this Lease Agreement are duly authorized to execute and deliver this Lease Agreement on behalf of such party (j) NAICS. Tenant acknowledges and agrees that the nature of its business and that of its bank affiliate(s) is consistent with NAICS number is 522210; (k) Attorneys’ Fees. In connection with any litigation arising out of this Lease Agreement, the prevailing party, Tenant or Landlord, shall be entitled to recover all costs incurred, including reasonable attorney’s fees.

27. EXPANSION: If, at any time during the Term of this Lease Agreement after Tenant notifies Landlord in writing that Tenant desires to lease additional space from Landlord (the “Expansion Notice”), and subject to: (a) Tenant not being in default beyond any applicable cure period at the time of exercise nor Tenant ever being in default (irrespective of the fact that Tenant cured such default) of any monetary obligations under this Lease Agreement more than twice during the Term and such monetary defaults aggregate in excess of $            ; (b) Tenant occupying not less than one hundred (100%) percent of the Premises originally demised hereunder; (c) the rights of other existing tenants in the Building, which rights predate this Lease Agreement; and (d) there being at least thirty-six (36) months remaining of the Extended Term; Landlord shall respond/reply to Tenant with regard to the any space in the Building which Landlord expects to become vacant and available for lease, and Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of a new lease agreement for such space (on all of the same terms and conditions as are set forth in this Lease Agreement, except as otherwise specified by Landlord which other terms, however, shall be substantially similar to those Landlord intends to offer to third party prospects) or an amendment to this Lease Agreement with which the parties would add such space to the description of the “Premises,” in either case for a term which would be coterminous with this Lease Agreement unless otherwise specified by Landlord, and which economic terms shall include the estimated date that the space shall be available for delivery, the rent and the tenant allowance (if any) to be furnished to Tenant, whereupon Tenant shall have five (5) business days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of a new lease agreement, or an amendment to this Lease Agreement, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered in “AS-IS” condition, and Rent for such additional space shall commence on that date which is the earlier of: (x) Tenant’s occupancy thereof, and (y) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice. In the event Landlord notifies Tenant of space and Tenant rejects such offer under this Article, Landlord’s obligations under this Article shall terminate and this Article shall be of no further force or effect,

28. EOUIPMENT/FURNITURE USE. Tenant shall have the right to use, during the term of this Lease Agreement, the personal property described on Exhibit “F” and currently located in the Premises (the “Landlord’s Personal Property”) in their current as-is, where-is condition, without any warranty or representation from Landlord with respect thereto. Without limiting any other provision of the Lease Agreement, Tenant shall maintain the Landlord’s Personal Property at the Premises, in as good order and condition as they are delivered, during the entire term of the Lease Agreement, less normal wear and tear, and shall surrender and re-deliver same to Landlord in such condition at the expiration of the term, reasonable and ordinary wear and tear excepted. Without limiting any other rights of either party set forth elsewhere in this Lease Agreement, Tenant shall have the right to make use of its own personal property that is comparable in nature and kind to Landlord’s Personal Property.

29. ROOF RIGHTS. So long as it (i) does not impact Landlord’s roof warranty and (ii) complies with all applicable laws, rules and regulations, Tenant, at Tenant’s sole cost and expense, shall have access to the roof of the Building in designated areas mutually agreed upon for the purpose of installation of microwave satellite e.g., satellite television/video conferencing enabling equipment) antenna and other communications devices (the “Roof Equipment”). Notwithstanding the foregoing, all such Roof Equipment shall be for the sole benefit of Tenant, and shall relate specifically to Tenant’s use of the Premises, and shall not be used as a switching station, amplification station or by Landlord, other tenants or third parties. Tenant shall make a request for approval of the Roof Equipment hereunder by submission of specific plans and specifications for the work to be performed by Tenant. Landlord shall respond in writing within fifteen (15) business days from receipt of the same, advising Tenant of approved contractors and those portions of the work that are acceptable and disapproving those portions of the work that are, in Landlord’s judgment, reasonably exercised (including timing of response), unacceptable and with respect to the plans, specifying in detail the nature of Landlord’s objection. Tenant shall be solely responsible for all damages caused by its Roof Equipment, for the removal of all Roof Equipment and the restoration of the roof upon the expiration or early termination of this Lease Agreement unless directed in writing by Landlord otherwise. Landlord shall be named as an additional insured on all Tenant insurance relating to the Roof Equipment. All installation, repair, replacement and modification of the Roof Equipment shall be coordinated with Landlord, shall only use those approved contractors and shall be in accordance with the Rules and Regulations set forth herein;

30. CONSENT TO JURISDICTION. Tenant hereby consents to the exclusive jurisdiction of the state courts located in New Castle County and to the federal courts located in the District of Delaware.

31. DAMAGES. Under no circumstances hall either Landlord or Tenant be liable to the other, as a result of any default by such party under or with respect to this Lease, under any theory of tort, contract, strict liability or other legal or equitable theory for any punitive, special, incidental, indirect or consequential damages, each of which is excluded by agreement of the parties regardless of whether or not any party has been first advised of the possibility of such damages. The foregoing sentence shall not excuse Tenant’s failure to pay any rent as and when due, nor shall the foregoing sentence apply to or limit Landlord’s remedies if Tenant holds over at the Premises after the expiration of the Term without Landlord’s consent.

Signatures appear on following page.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement, under Seal, the day and year first above written.

LANDLORD:
WITNESS:		BRANDYWINE OPERATTNG PARTNERSHIP, L.P.
/s/ Undecipherable		By:	Brandywine Realty Trust,
Its general partner

		By:	/s/ George D. Sowa
		Name:	George D. Sowa
		Title:	Executive Vice President

TENANT:
ATTEST:		ADS ALLIANCE DATA SYSTEMS, INC.
/s/ Richard E. Schumacher, Jr.
Name:	Richard E. Schumacher, Jr.	By:	/s/ Daniel T. Groomes
Title:	Senior Vice President	Name:	Daniel T. Groomes
		Title:	SVP & CFO, Retail